Exhibit (d)(5)

Execution Version

November 11, 2018

BBX Main Inc.

c/o AGC NETWORKS INC.

222 W Las Colinas Blvd, Suite 200

North Tower, Irving, Texas 75039

Re:	Equity Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Essar Telecom Limited, a Mauritius entity (the “Investor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, the equity of BBX Main Inc., a Delaware corporation (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among AGC Networks Pte Ltd., a Singapore entity (“Top Parent”), Parent, Black Box Corporation, a Delaware corporation (the “Company”), BBX Inc., a Delaware corporation and a wholly owned and direct subsidiary of Parent (“BBX Intermediate”), and Host Merger Sub, Inc., a Delaware corporation and wholly owned and direct subsidiary of BBX Intermediate (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of BBX Intermediate. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement.

1.    Commitment. The Investor hereby commits, subject to the terms and conditions set forth herein, at the Acceptance Time, to purchase, or cause the purchase of, the equity of Parent for a cash purchase price equal to not less than $30,500,000 (the “Minimum Amount”) but not greater than $35,500,000 (the “Maximum Amount” and such commitment, as determined pursuant to the following sentence, the “Commitment”), solely for the purpose of (i) allowing Parent (through the other Parent Entities and Merger Sub, as applicable) to fund a portion of the Required Amount, including the payment of related fees and expenses in connection with the Parent Entities’ and Merger Sub’s consummation of the Transactions and the Financing, and (ii) funding cash to the balance sheet of the Company, funding cash deposits in the name of the Company, or otherwise providing capital to fund the Transactions or any fees, costs or expenses associated with the Transactions solely to the extent necessary, up to the Maximum Amount, to ensure that the conditions set forth in the Debt Commitment Letter will be satisfied and that the amount of Debt Financing available to be funded will together with the Commitment and domestic cash and cash equivalents of the Company and its Subsidiaries on hand be equal to or greater than the Required Amount (any uses referred to in this clause (ii), the “Non-Impairment Funding”). The Investor shall be required to increase the amount of the Commitment above the Minimum Amount (but not in excess of the Maximum Amount) on a dollar-for-dollar basis to the extent of the Non-Impairment Funding. Notwithstanding the foregoing, the Investor shall not, under any circumstances, be obligated to contribute or cause to be contributed more than the Maximum Amount to Parent. Without limiting the total amount of the Commitment in any way, in no event shall more than $7.0 million of the Commitment be used to fund any transaction fees, costs or expenses incurred by the Investor, any Parent Entity, Merger Sub, or any of their respective Affiliates (excluding, for the avoidance of doubt, the Company), including professional fees, costs and expenses and any fees, costs and expenses related to the Debt Financing. The Investor may effect the purchase of the equity of Parent directly or indirectly through assignment to one or more affiliated/associated entities or other co-investors; provided, that no such assignment or satisfaction via debt instrument shall reduce the amount of the Commitment or otherwise affect the obligations of the Investor under this Agreement except to the extent set forth in Section 9. In the event Parent does not require all of the equity with respect to which the Investor has made the Commitment (including in respect of any Non-Impairment Funding and otherwise up to the Maximum Amount) in order to consummate the Transactions or the Debt Financing, the amount to be funded under this Agreement may be reduced in a manner determined by the Investor that will not adversely affect the consummation of the Transactions or the Financing but in no event will the amount to be funded under this Agreement be reduced to an amount less than the Minimum Amount. The proceeds of the Commitment will be immediately contributed by Parent to BBX Intermediate and immediately used by BBX Intermediate, directly or indirectly, as provided for above.

2.    Conditions. The obligations of the Investor under this Agreement to fund or cause the funding of the Commitment shall be subject to (i) the execution and delivery of Merger Agreement by the parties thereto, (ii) satisfaction or (to the extent permitted by Law) waiver by BBX Intermediate of the Minimum Condition and the conditions set forth in Annex A of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Acceptance Time, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (iii) confirmation from the Debt Financing Sources that the Debt Financing will be funded substantially concurrently with the Closing. The parties hereto acknowledge and agree that it is the intention of the parties that the Acceptance Time and the Closing are to occur materially contemporaneously, notwithstanding that the Debt Financing will not be funded until after the funding of the Commitment, and such contemplated sequencing (in and of itself) shall not be construed in any manner to limit or impair the obligations of the Investor to fund or cause the funding of the Commitment.

3.    Limited Guarantee; Enforceability; Third Party Beneficiaries. In connection with the execution and delivery of this Agreement, the Investor is executing and delivering to the Company, a limited guarantee related to certain payment obligations of Top Parent, Parent, BBX Intermediate and Merger Sub under the Merger Agreement (the “Limited Guarantee”). Except as provided in the penultimate sentence of this Section 3, the Company’s remedies against the Guarantor (as defined in the Limited Guarantee) in respect of the Guaranteed Obligations (as defined in the Limited Guarantee) shall be the sole and exclusive remedies (whether direct or indirect) available to the Company against the Guarantor or any Related Party (as defined in the Limited Guarantee) in respect of any loss, damage, liability or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under or in connection with any breach of the Merger Agreement or of the failure of the transactions contemplated by the Merger Agreement to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection therewith (whether or not Parent’s breach is caused by the breach by the Investor of its obligations under this letter agreement), other than in the case of actual fraud. Except as provided in the penultimate sentence of this Section 3 and except as provided in Section 8 (with respect to which each Investor Affiliate (as defined below) shall be a third party beneficiary), this Agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent. In no event shall any of Parent’s creditors, owners, Affiliates (other than the Investor) or Representatives or the Company (except as provided in the penultimate sentence of this Section 3) or its creditors, stockholders, Affiliates or Representatives have any right to enforce this Agreement or to cause Parent to enforce this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company is hereby made a third party beneficiary of the rights granted to Parent under this Agreement, and shall have the right to enforce or cause Parent to enforce this Agreement for the sole purpose of seeking specific performance of the obligation of the Investor to fund, or cause the funding of, the Commitment to be utilized as contemplated by Section 1 hereof, but in each case solely to the extent that Parent is entitled to enforce such Commitment pursuant to the terms hereof and solely to the extent that the Company would be entitled to specific performance or other equitable remedies to enforce Parent’s obligations to cause the Commitment to be funded and to consummate the Transactions as determined pursuant to Section 9.11 (Specific Performance) of the Merger Agreement, and for no other purpose

(including any claim for monetary damages hereunder or under the Merger Agreement). For the avoidance of doubt, the Company shall not be entitled to seek that the Investor fund, or cause the funding of, any amount to the Company or any Affiliate the Company, other than in connection with the funding of its Commitment to Parent in order that the Parent Entities and Merger Sub may consummate the Transactions and the Financing.

4.    No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent and the Investor; provided that no amendment of this Agreement shall adversely affect any right of the Company hereunder without the prior written consent of the Company. Together with the Merger Agreement and the Transaction Documents, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates existing on the date hereof, on the one hand (excluding Top Parent, Parent, BBX Intermediate, and Merger Sub), and Top Parent, Parent, BBX Intermediate, or Merger Sub, on the other hand, with respect to the transactions contemplated hereby. Except as provided in the penultimate sentence of Section 3 and except as provided in Section 8 (with respect to which each Investor Affiliate (as defined below) shall be a third party beneficiary), this Agreement may only be enforced by Parent.

5.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereunder that would cause the application of Laws of any jurisdiction other than the State of Delaware. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, COUNTY OF NEW CASTLE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 12 HEREOF; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.    Confidentiality. Other than as required by applicable Law or to the extent necessary in order for Parent or the Company (in accordance with the penultimate sentence of Section 3) to enforce its rights under this Agreement, including in connection with any legal action to enforce such rights, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any Person the contents of this Agreement in accordance herewith (other than those of Parent’s or the Company’s respective Affiliates and advisors who need to know of the existence and contents of this Agreement for purposes of pursuing the Transaction, who are instructed to maintain the confidentiality of this Agreement in accordance herewith and for whose breach Parent or the Company, as applicable, shall be fully responsible to the Investor).

7.    Termination. This Agreement, and the obligation of the Investor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (i) the Closing after giving effect to the funding of the Commitment to the extent required hereunder (at which time the obligations shall be discharged), (ii) the termination of the Merger Agreement in accordance with its terms, (iii) except with respect to a claim for specific performance under this Agreement, the Merger Agreement or the Limited Guarantee, and except a claim for actual fraud, against any Investor Affiliate that is a party thereto, the Company or any of its Affiliates, directly or, to the extent approved or directed thereby, indirectly, asserting or filing any claim (other than a claim by the Company or its Affiliates against AGC Networks Inc. under and in accordance with the Confidentiality Agreement) under or proceeding against the Investor or any Investor Affiliate in connection with this Agreement, the Merger Agreement, the Limited Guarantee, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, subject to all of the terms, conditions and limitations herein and therein, (iv) the occurrence of any event that, by the terms of the Limited Guarantee, is an event that terminates the Guarantor’s obligations under the Limited Guarantee (unless the Investor is then in material breach of the terms of this Agreement), and (v) payment in full of any Reverse Termination Fee when required to be paid under the Merger Agreement. For the avoidance of doubt, nothing in this Section 7 shall prohibit the Company from enforcing any of its rights against any Parent Entity or Merger Sub under the Merger Agreement, or against the Investor pursuant to the Limited Guarantee. Upon termination of this Agreement, the undersigned shall not have any further obligations or liabilities hereunder.

8.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investor has obligations hereunder and that no Person has any remedy, recourse or right of recovery against, or right to contribution from, and no personal liability shall attach to, any Investor Affiliate, through the Investor, Parent or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Investor or Parent against the Investor or any Investor Affiliate, or otherwise, except for (and then only to the extent of) Parent’s and the Company’s rights against the Investor under this Agreement, and except for actual fraud. For purposes of this Agreement, the term “Investor Affiliate” means any former, current or future (x) general or limited partners, stockholders, direct or indirect holders of any equity, partnership or limited liability company interest or (y) officer, member, manager, director, employees, agents, representatives, attorneys, controlling persons, assignees or affiliates of the Investor or any of the foregoing.

9.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Parent or the Investor, provided that the Investor shall be entitled to assign its interests and obligations hereunder without any consent to any one or more of its Affiliates, co-investors, investment funds managed by its Affiliates or by co-investors or any such Affiliates’ limited partners or co-investors’ limited partners and/or managed entities and/or accounts, which assignment shall not relieve the Investor of its obligations hereunder, except to the extent actually performed or satisfied by the assignee. Any consent so granted shall not constitute a waiver of these consent requirements as to any subsequent assignment. Any transfer in violation of the preceding sentence shall be null and void.

10.    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail delivery of a “.pdf” format (or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail transmission of a “.pdf” format (or similar format) data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail transmission of a “.pdf” format (or similar format) data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

11.    Representations and Warranties. The Investor hereby represents and warrants that:

a.    the Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all limited company power and authority to execute, deliver and perform this Agreement;

b.    the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Investor are necessary therefor, and do not and will not (i) contravene any provision of the Investor’s charter, partnership agreement, operating agreement or similar organizational documents, (ii) violate any applicable Law or judgment, order or decree of a Governmental Authority binding on the Investor or any of its property or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or contract to which the Investor is a party

c.    all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Investor;

d.    this Agreement has been duly executed and delivered, and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity);

e.    the Investor (i) is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Investor, (ii) is not engaged in a business or a transaction, or about to engage in a business or a transaction, the result of which is that the Investor will be left with insufficient capital as to honor its obligations under this Agreement, and (iii) does not intend to incur, or believe it will incur, debts that will be beyond its ability to pay as such debts mature; and

f.    the Maximum Amount is less than the maximum amount that the Investor is permitted to invest in any one portfolio investment pursuant to the authority granted to it by its parent entity, it has uncalled capital commitments from its parent entity or otherwise has available funds in excess of the sum of the Maximum Amount hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding, and it has all funds necessary for it to fulfill its obligations under this Agreement and all such funds shall be available to the Investor for as long as this Agreement remains in effect.

12.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when sent by facsimile (with written confirmation of transmission), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (d) when delivered by email (with written evidence of transmission), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Investor:

Essar House

10 Frere Felix de Valois Street

Port Louis, MAURITIUS

Attn: Mr. Sushil Kumar BAID

Fax: +230 2139179

Email: sushil.baid@essarcapital.mu

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Suite 4900

Atlanta, GA 30309

Attn: Justin Howard

Fax: (404) 253-8758

Email: justin.howard@alston.com

If to Parent:

c/o AGC Networks Inc.

222 W. Las Colinas Blvd.

Suite 200, North Tower

Irving, TX 75039 USA

Attention: Mike Carney

Fax: (214) 445 4099

Email: legal.us@agcnetworks.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Suite 4900

Atlanta, GA 30309

Attn: Justin Howard

Fax: (404) 253-8758

Email: justin.howard@alston.com

[Remainder of page intentionally left blank]

Sincerely,

ESSAR TELECOM LIMITED

By	/s/ Ritish Doorbiz
Name:	Ritish Doorbiz
Title:	Authorised Signatory

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of the date first set forth above:

BBX MAIN INC.

By	/s/ Michael D. Carney
Name:	Michael D. Carney
Title:	Director

[Signature Page to Equity Commitment Letter]